EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2018 with respect to the financial statements for the year ended December 31, 2017 in the Annual Report of Northern Oil and Gas, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Northern Oil and Gas, Inc. on Forms S-3 (File No. 333-225828; 333-225832; 333-225835; and 333-227945), Form S-4 (File No. 333-216887) and Forms S-8 (File No. 333-188999; 333-205617; 333-212929; and 333-227948).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 12, 2020